Exhibit 10.1

FOURTH AMENDED AND RESTATED

ADVISORY AGREEMENT

between

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

and

RESOURCE REAL ESTATE OPPORTUNITY ADVISOR, LLC

September 11, 2019

TABLE OF CONTENTS

Page

ARTICLE 1 - DEFINITIONS1

ARTICLE 2 - APPOINTMENT8

ARTICLE 3 - DUTIES OF THE ADVISOR8

3.01 Organizational and Offering Services8

3.02 Acquisition Services9

3.03 Asset Management Services9

3.04 Stockholder Services12

3.05  Other Services12

ARTICLE 4 - AUTHORITY OF ADVISOR13

4.01 General13

4.02 Powers of the Advisor13

4.03 Approval by the Board13

4.04 Modification or Revocation of Authority of Advisor13

ARTICLE 5 - BANK ACCOUNTS13

ARTICLE 6 - RECORDS AND FINANCIAL STATEMENTS14

ARTICLE 7 - LIMITATION ON ACTIVITIES14

ARTICLE 8 - FEES15

8.01 Acquisition Fees15

8.02 Asset Management Fees15

8.03 Disposition Fees16

8.04 Debt Financing Fees17

8.05 Changes to Fee Structure17

8.06 Limitations on an Internalization Transaction17

ARTICLE 9 - EXPENSES18

9.01 General18

9.02 Timing of and Limitations on Reimbursements20

ARTICLE 10 – VOTING AGREEMENT22

ARTICLE 11 - RELATIONSHIP OF ADVISOR AND COMPANY; OTHER ACTIVITIES OF THE ADVISOR22

11.01 Relationship22

11.02 Time Commitment22

11.03 Investment Opportunities and Allocation22

ARTICLE 12 - THE RESOURCE REAL ESTATE OPPORTUNITY NAME23

ARTICLE 13 - TERM AND TERMINATION OF THE AGREEMENT23

13.01 Term23

13.02 Termination by Either Party23

13.03 Payments on Termination24

13.04 Duties of Advisor Upon Termination24

ARTICLE 14 - ASSIGNMENT24

ARTICLE 15 - INDEMNIFICATION AND LIMITATION OF LIABILITY24

15.01 Indemnification24

i

15.03 Limitation on Indemnification25

15.02 Limitation on Payment of Expenses25

ARTICLE 16 – GUARANTEE26

ARTICLE 17 - MISCELLANEOUS26

17.01 Notices26

17.02 Modification27

17.03 Severability27

17.04 Construction27

17.05 Entire Agreement27

17.06 Waiver27

17.07 Gender27

17.08 Titles Not to Affect Interpretation27

17.09 Counterparts27

ii

FOURTH AMENDED AND RESTATED ADVISORY AGREEMENT

This Fourth Amended and Restated Advisory Agreement, dated as of September 11, 2019 (the “Agreement”), is between Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (the “Company”), and Resource Real Estate Opportunity Advisor, LLC, a Delaware limited liability company (the “Advisor”), and amends and restates the Third Amended and Restated Advisory Agreement between the Company and the Advisor entered into as of January 11, 2011.

W I T N E S S E T H

WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor  and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of directors of the Company (the “Board”), all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” means any and all expenses, excluding the fee payable to the Advisor pursuant to Section 8.01, incurred by the Company, the Advisor or any Affiliate of either in connection with the selection, acquisition or development of any property, loan or other potential investment, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums.

“Acquisition Fees” means the fee payable to the Advisor pursuant to Section 8.01 plus all other fees and commissions, excluding Acquisition Expenses, paid by the Company or any of its Subsidiaries to any Person in connection with making or investing in any Property, Loan or other Permitted Investment or the purchase, development or construction of any Property by the Company or any of its Subsidiaries. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, Development Fee, Construction Fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be Development Fees and Construction Fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Property.

“Advisor” means (i) Resource Real Estate Opportunity Advisor, LLC, a Delaware limited liability company, or (ii) any successor advisor to the Company.

“Affiliate” or “Affiliated” means, with respect to any first Person, any of the following: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such first Person; (ii) any other Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such first Person; (iii) any legal entity for which such first Person acts as an executive officer, director, trustee, or general partner; (iv) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such first Person; and (v) any executive officer, director, trustee, or general partner of such first Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity.

“Appraised Value” means the value according to an appraisal made by an Independent Appraiser.

“Asset Management Fee” shall have the meaning set forth in Section 8.02.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such book values at the end of each month during such period.

“Board” means the board of directors of the Company, as of any particular time.

“Bylaws” means the bylaws of the Company, as amended from time to time.

“Charter” means the articles of incorporation of the Company, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” means Resource Real Estate Opportunity REIT, Inc., a corporation organized under the laws of the State of Maryland.

“Competitive Brokerage Commission” means a real estate or brokerage commission for the purchase or sale of a Property, Loan or Permitted Investment that is reasonable, customary, and competitive in light of the size, type, and location of the Property, Loan or Permitted Investment.

“Conflicts Committee” shall have the meaning set forth in the Company’s Charter.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.

“Contract Sales Price” means the total consideration received by the Company or one of its Subsidiaries for the sale of a Property, Loan or other Permitted Investment.

“Cost of Investments” means the sum of (i) with respect to the acquisition or origination of a Property, Loan or other Permitted Investment to be owned by the Company or a Subsidiary, the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of expenses associated with the acquisition or origination of such Property, Loan or other Permitted Investment and the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment and (ii) with respect to the acquisition or origination of a Property, Loan or other Permitted Investment through any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a partner and which is not deemed a Subsidiary, the portion that is attributable to the Company’s direct or indirect investment in such Joint Venture or partnership of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of expenses associated with the acquisition or origination of such Property, Loan or other Permitted Investment, plus the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment.

“Dealer Manager” means (i) Chadwick Securities, Inc., or (ii) any successor dealer manager to the Company.

“Debt Financing Fee” means the fee payable under Section 8.04.

“Development Fee” means a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

“Director” means a member of the board of directors of the Company.

“Disposition Fee” shall have the meaning set forth in Section 8.03.

“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“GAAP” means accounting principles generally accepted in the United States.

“Gross Proceeds” means the aggregate purchase price of all securities sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.

“Guaranteed Obligations” shall have the meaning set forth in Article 16.

“Guarantor” means Resource Real Estate, LLC, a Delaware limited liability company, or any successor thereto or assignee thereof.

“Independent Appraiser” means a person or entity with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company or its Subsidiaries, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (M.A.I.) or the Society of Real Estate Appraisers (S.R.E.A.) shall be conclusive evidence of such qualification.

“Independently Appraised Value of Investments” means the sum of (i) with respect to Properties, Loans or other Permitted Investments owned by the Company or a Subsidiary, the Appraised Value of each such Property, Loan or other Permitted Investment without deduction for any debt encumbering such Property, Loan or other Permitted Investment and (ii) with respect to a Property, Loan or other Permitted Investment owned through any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a partner and which is not deemed a Subsidiary, the portion that is attributable to the Company’s direct or indirect investment in such Joint Venture or partnership of the Appraised Value of each such Property, Loan or other Permitted Investment without deduction for any debt encumbering such Property, Loan or other Permitted Investment.

“Initial Escrow Release Date” shall have the meaning set forth in Section 8.06.

“Initial Public Offering”  means the initial public offering of Shares registered on Registration Statement No. 333-160463 on Form S-11.

“Internalization Transaction” shall have the meaning set forth in Section 8.06.

“Joint Venture” means any joint venture, limited liability company or other arrangement between the Company and a third party or an Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Listed” or “Listing” shall have the meaning set forth in the Company’s Charter.

“Loan Servicer” means an entity that has been retained to perform and carry out loan servicing functions with respect to one or more Loans.

“Loans” means mortgage loans and other types of debt financing investments made by the Company or the Partnership, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.

“Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain included in the Company’s consolidated accounts arising from the sale of assets.

“Offering” means any Public Offering or Private Placement.

“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

“Operating Revenue Cash Flows” means the Company’s cash flow from ownership and/or operation of (i) Properties, (ii) Loans, (iii) Permitted Investments, (iv) short-term investments, and (v) interests in Properties, Loans and Permitted Investments owned by any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a partner.

“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or preparing the Company for the offering and distributing of its Shares in a Public Offering or Private Placement, whether incurred before or after the date of this Agreement, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); placement agent fees and expenses; any expense allowance granted by the Company to the underwriter or placement agent or any reimbursement of expenses of the underwriter or placement agent by the Company; expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of obtaining exemption or qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants’ and attorneys’ fees.

“Partnership” means Resource Real Estate Opportunity OP, LP, a Delaware limited partnership formed to own and operate Properties, Loans and other Permitted Investments on behalf of the Company.

“Permitted Investments” means all investments (other than Properties and Loans)  in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Private Placement” means any offering of the Company’s securities that is exempt from registration with the SEC under the Securities Act of 1933.

“Property” means any real property or properties transferred or conveyed to the Company or the Partnership, either directly or indirectly, including through ownership interests in a Joint Venture or partnership.

“Property Manager” means an entity that has been retained to perform and carry out at one or more of the Properties property-management services, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

“Public Offering” means any offering of the Company’s securities that is registered with the SEC, excluding Shares offered under any employee benefit plan.

“Registration Statement” means the registration statement filed by the Company with the SEC on Form S-11 (Reg. No. 333-160463), as amended from time to time, in connection with the Initial Public Offering.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“Sale” means (i) any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, including any event with respect to any Property, Loan or other Permitted Investment that gives rise to a significant amount of insurance proceeds or condemnation awards, and including the issuance by one of the Company’s subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any Joint Venture or any partnership in which it is a partner; or (C) any Joint Venture or any partnership in which the Company or the Partnership is a partner, sells, grants, transfers, conveys, or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including any event with respect to any Property, Loan or other Permitted Investment that gives rise to insurance claims or condemnation awards, and including the issuance by such Joint Venture or any partnership or one of its subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction, but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties, Loans or other Permitted Investments within 180 days thereafter.

“SEC” means the United States Securities and Exchange Commission.

“Settlement” means (i) the prepayment, maturity, workout or other settlement of any Loan or other Permitted Investment or portion thereof owned, directly or indirectly, by (A) the Company or the Partnership or (B) any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a partner, but (ii) not including any transaction or series of transactions specified in clause (i) (A) or (i) (B) above in which the proceeds of such prepayment, maturity, workout or other settlement are reinvested in one or more Properties, Loans or other Permitted Investments within 180 days thereafter.

“Shares” means shares of common stock of the Company, par value $.01 per share.

“Stockholders” means the registered holders of the Shares.

“Subject Shares” shall have the meaning set forth in Section 8.06.

“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership or limited liability company, more than 50% of the general partnership interests or managing member interests are, as of such date, owned, controlled or held, directly or indirectly, by one or more of the parent and its Subsidiaries.

“Termination Date” means the date of termination of the Agreement determined in accordance with Article 13 hereof.

“2%/25% Guidelines” means the requirement pursuant to the NASAA Guidelines that, in any period of four consecutive fiscal quarters, total Operating Expenses not exceed the greater of 2% of the Company’s Average Invested Assets during such 12-month period or 25% of the Company’s Net Income over the same 12-month period.

ARTICLE 2

APPOINTMENT

The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

ARTICLE 3

DUTIES OF THE ADVISOR

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets.  The Advisor undertakes to use its best efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter, the direction and oversight of the Board and Section 4.03 hereof, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board.  Subject to the limitations set forth in this Agreement, including Article 4 hereof, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.01 Organizational and Offering Services.  The Advisor shall perform all services related to the organization of the Company or any Offering of the Company’s securities, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.

3.02 Acquisition Services.

(i)  Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;

(ii)  Subject to Section 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company and its Subsidiaries; (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments of the Company and its Subsidiaries; and (e) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments of the Company and its Subsidiaries;

(iii)  Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

(iv)  With respect to prospective investments presented to the Board, prepare reports regarding such prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

(v)  Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company and its Subsidiaries;

(vi)  Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s and its Subsidiaries’ investments; and

(vii)  Negotiate and execute approved investments and other transactions, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments of the Company and its Subsidiaries.

3.03 Asset Management Services.

(i)  Real Estate and Related Services:

(a)  Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(b)  Negotiate and service the Company’s and its Subsidiaries’ debt facilities and other financings;

(c)  Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company and its Subsidiaries;

(d)  Monitor and evaluate the performance of each asset of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s and its Subsidiaries’ investments;

(e)  Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;

(f)  Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary with respect to investment and borrowing opportunities presented to the Board, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company and its Subsidiaries;

(g)  Oversee the performance by the (1) Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance and (2) Loan Servicers of their duties, including collection and application of payments, restructurings, workouts, foreclosures and accounting for Loans;

(h)  Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers;

(i)  Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property

Manager and aggregate these property budgets into the Company’s overall budget;

(j)  Coordinate and manage relationships between the Company and its Subsidiaries, on the one hand, and any Joint Venture partners on the other; and

(k) Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset disposition, sale and refinancing opportunities that are presented to the Board.

(ii)  Accounting and Other Administrative Services:

(a)  Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company and its Subsidiaries;

(b)  From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company and its Subsidiaries under this Agreement;

(c)  Make reports to the Conflicts Committee each quarter of the investments that have been made by other programs sponsored by the Advisor or any of its Affiliates, as well as any investments that have been made by the Advisor or any of its Affiliates directly;

(d)  Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s and its Subsidiaries’ businesses and operations;

(e)  Provide financial and operational planning services;

(f)  Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;

(g)  Maintain and preserve all appropriate books and records of the Company and its Subsidiaries;

(h)  Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;

(i)  Provide the Company and its Subsidiaries with all necessary cash management services;

(j)  Manage and coordinate with the transfer agent the periodic dividend process and payments to Stockholders;

(k)  Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(l)  Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;

(m)  Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company and its Subsidiaries to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002, and provide the Company’s officers and the Board with timely updates regarding the Company’s compliance with applicable law;

(n)  Notify the Board of all proposed material transactions before they are completed and get approval where necessary; and

(o)  Do all things necessary to assure its ability to render the services described in this Agreement.

3.04 Stockholder Services.

(i)  Manage services for and communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications;

(ii)  Oversee the performance of the transfer agent and registrar;

(iii)  Establish technology infrastructure to assist in providing Stockholder support and service; and

(iv)  Consistent with Section 3.01, the Advisor shall perform the various subscription processing services reasonably necessary for the admission of new Stockholders.

3.05 Other Services.  Except as provided in Article 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).

ARTICLE 4

AUTHORITY OF ADVISOR

4.01 General.  All rights and powers to manage and control the day-to-day business and affairs of the Company and its Subsidiaries shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company and its Subsidiaries to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.

4.02 Powers of the Advisor.  Subject to the express limitations set forth in this Agreement and the continuing and exclusive authority of the Board over the management of the Company, the power to direct the management, operation and policies of the Company, including making, financing and disposing of investments, shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.03 Approval by the Board.  Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company (or its Subsidiaries) without the prior approval of the Board or duly authorized committees thereof if the Charter or Maryland General Corporation Law require the prior approval of the Board (or if the governing documents or governing law applicable to any Subsidiary require the prior approval of the governing body of such Subsidiary).  If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.

4.04 Modification or Revocation of Authority of Advisor.  The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Article 3 and this Article 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or its Subsidiaries prior to the date of receipt by the Advisor of such notification.

ARTICLE 5

BANK ACCOUNTS

The Advisor may establish and maintain one or more bank accounts in the name of the Company (and its Subsidiaries) and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the

Company and its Subsidiaries, under such terms and conditions as the Board (or the governing body of such Subsidiary) may approve, provided that no funds shall be commingled with the funds of the Advisor.  The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

ARTICLE 6

RECORDS AND FINANCIAL STATEMENTS

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s and its Subsidiaries’ operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and its Subsidiaries and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s and its Subsidiaries’ assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.

ARTICLE 7

LIMITATION ON ACTIVITIES

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, (v) violate the Charter or Bylaws, or (vi) violate the governing documents of any Subsidiary of the Company. In the event an action that would violate (i) through (vi) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board.  In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

ARTICLE 8

FEES

8.01 Acquisition Fees.  As compensation for the investigation, selection, sourcing and acquisition or origination (by purchase, investment or exchange) of Properties, Loans and other Permitted Investments, the Company shall pay an Acquisition Fee to the Advisor for each such investment (whether an acquisition or origination).  With respect to the acquisition or origination of a Property, Loan or other Permitted Investment to be owned by the Company or a Subsidiary, the Acquisition Fee payable to the Advisor shall equal 2.0% of the sum of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment and the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment. Acquisition Fees will also include any amounts incurred or reserved for capital expenditures that will be used to provide funds for capital improvements and repairs applied to any real property investment acquired where the Company plans to add value.  With respect to the acquisition or origination of a Property, Loan or other Permitted Investment through any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a partner and which is not deemed a Subsidiary, the Acquisition Fee payable to the Advisor shall equal 2.0% of the portion that is attributable to the Company’s direct or indirect investment in such Joint Venture or partnership of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment, plus the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment.  Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall be subject to the limitations on Acquisition Fees contained in (and defined in) the Company’s Charter. The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee. Generally, the Acquisition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company.  However, the Acquisition Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor.  All or any portion of the Acquisition Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.

8.02 Asset Management Fees.  The Company shall pay the Advisor as compensation for the services described in Section 3.03 hereof a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 1.0% of the higher of the Cost of Investments or the Independently Appraised Value of Investments, as of the end of the current month subject to the following adjustments:

(a) For any month in which a Property, Loan or other Permitted Investment is disposed of, the Company shall prorate the portion of the Asset Management Fee related to that specific Property, Loan, or other Permitted Investment by using a numerator equal to the number of days owned during the month of disposal, divided by a denominator equal to the total number of days in such month and add the resulting amount to the fee due for such month; and

(b) For any month in which a Property, Loan or other Permitted Investment is acquired, the Company shall prorate the portion of the Asset Management Fee related to that specific Property, Loan, or other Permitted Investment by using a numerator equal to the number of days in the month less the number of days owned during the month (including the full day of closing), divided by a denominator equal to the total number of days in such month and deduct the resulting amount from the fee due for such month.

The Advisor shall submit a monthly invoice to the Company accompanied by a computation of the Asset Management Fee for the applicable period. Generally, the Asset Management Fee payable to the Advisor for any month shall be paid on the last day of such month or within the first three business days following the last day of such month. As an example, the Asset Management Fee calculated with respect to the Property, Loans, or other Permitted Investments owned at the end of the month of January shall be due and payable between January 31 and the third business day of February in any year.

The Asset Management Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor. All or any portion of the Asset Management Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.

8.03 Disposition Fees.  If the Advisor or any of its Affiliates provide a substantial amount of services (as determined by the Conflicts Committee) in connection with a Sale, which includes the sale of a single asset or the sale of all or a portion of the Company’s assets through a portfolio sale, merger, or other business combination transaction, the Advisor or such Affiliate shall receive a fee at the closing (the “Disposition Fee”) equal to the lesser of (i) (A) one-half of the aggregate brokerage commission paid, including the brokerage commission payable pursuant to this clause 8.03(i)(A) or (B) if none is paid, the Competitive Brokerage Commission or (ii) 2.75% of the Contract Sales Price.  The Company will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other real estate related debt investment; however, if the Company takes ownership of a property as a result of a workout or foreclosure of a loan or the Company provides substantial assistance during the course of a workout, the Company will pay a disposition fee upon the sale of such property or disposition of such loan or other real estate related debt investment. The payment of any Disposition Fees by the Company shall be subject to the limitations contained in the Company’s Charter.  Any Disposition Fee payable under this Section 8.03 may be paid in addition to commissions paid to non-Affiliates, provided that the total commissions (including such Disposition Fee) paid to all Persons by the Company for each Sale shall not exceed an amount equal to the lesser of (i) 6% of the aggregate Contract Sales Price of each Property, Loan or other Permitted Investment or (ii) the Competitive Brokerage Commission for each Property, Loan or other Permitted Investment.  The Advisor shall submit an invoice to the Company following the closing or closings of each disposition, accompanied by a computation of the Disposition Fee. Generally, the Disposition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company.  However, the Disposition Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor.  All or any portion of the Disposition Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.

8.04 Debt Financing Fees.  In the event of any debt financing obtained by or for the Company or its Subsidiaries (and any Joint Ventures that are not Subsidiaries but for which the Advisor provides substantial services in connection with obtaining such debt financing), the Company will pay to the Advisor a debt financing fee equal to 0.5% of the amount available under the financing.  The Debt Financing Fee includes the reimbursement of the specified cost incurred by the Advisor of engaging third parties to source debt financing, and nothing herein shall prevent the Advisor from entering fee-splitting arrangements with third parties with respect to the Debt Financing Fee.  All or any portion of the Debt Financing Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.  In no event will the Debt Financing Fee be paid more than once in respect of the same debt.  For example, upon refinancing, the Advisor would only receive 0.5% of the incremental amount of additional debt financing obtained in the refinancing.

8.05 Changes to Fee Structure.  In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

8.06 Limitations on an Internalization Transaction.  The Company may not acquire the Advisor or an Affiliate thereof in order to become self-managed, whether by means of a merger, stock acquisition, or asset purchase (an “Internalization Transaction”), unless at least half of the consideration is payable in Shares and held in escrow and not released to the Advisor or an Affiliate thereof (or any transferee of either) until

(i) the average closing price of the Shares over a five-trading-day period on a national securities exchange equals a price that, when combined with prior distributions paid on the Shares issued in a public offering prior to listing and outstanding at the time of the Internalization Transaction (the “Subject Shares”), equals the amount necessary for the holders of the Subject Shares to be deemed to have received in the aggregate the original issue price of the Subject Shares plus a 6% cumulative, non-compounded, annual return on the issue price of the Subject Shares or

(ii) the consideration paid (or net sale proceeds distributed) to holders of the Subject Shares in an acquisition (whether by means of a merger, stock acquisition, asset purchase, or similar transaction) or dissolution of the Company, when combined with prior distributions paid on the Subject Shares equals the amount necessary for the holders of the Subject Shares to  have received in the aggregate the original issue price of the Subject Shares plus a 6% cumulative, non-compounded, annual return on the issue price of the Subject Shares.

The date that one of these thresholds is met is the “Initial Escrow Release Date.”  In the event a recapitalization causes some of the Subject Shares to be exchanged or converted into securities that are not listed on a national securities exchange as of the Initial Escrow Release Date, then the shares to be released from escrow shall be reduced to reflect the percentage of Subject Shares (and their equivalents) that are then listed, with the remaining shares in escrow to be subsequently released in proportion to and as the remaining Subject Shares (and their equivalents) become listed.

Shares held in escrow pursuant to the foregoing shall be entitled to dividends like all other Shares; however, such dividends shall also be placed in escrow and not released until the above thresholds are reached.  If the conditions to break escrow are not met within 10 years of the Internalization Transaction, all shares in the escrow account shall become authorized but unissued shares and all cash in the escrow account shall belong to the Company.  Shares held in escrow shall be voted on any matter in which Stockholders are entitled to vote in the same proportion as all other Shares that vote on the matter.

ARTICLE 9

EXPENSES

9.01 General.  In addition to the compensation paid to the Advisor pursuant to Article 8 hereof, the Company shall:

(i)  pay the Advisor a non-accountable expense reimbursement in an amount equal to 2.5% of the Gross Proceeds raised in any Private Placement occurring prior to the declaration of effectiveness of the Registration Statement, in compensation for the following:

(a)  All Organization and Offering Expenses directly related to any such Private Placement; and

(b)  All of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company (other than Organization and Offering Expenses) or in connection with the services provided to the Company pursuant to this Agreement prior to the effectiveness of the Registration Statement; and

(ii) after the declaration of effectiveness of the Registration Statement, pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement other than those actually reimbursed pursuant to Section 9.01(i), including, but not limited to:

(a)  All Organization and Offering Expenses; provided, however, that:

(1) the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions) to exceed 2.5% of Gross Proceeds raised in a Public Offering, as of the date of the reimbursement;

(2)  within 60 days after the end of the month in which a Public Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions) exceeding 2.5% of Gross Proceeds of raised in a Public Offering; and

(3)  the Company shall not reimburse the Advisor for any Organization and Offering Expenses that the Conflicts Committee determines are not fair and commercially reasonable to the Company.

(b)  Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties, Loans and other Permitted Investments and Joint Venture opportunities, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company or any of its Subsidiaries, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Company’s Charter;

(c)  The actual out-of-pocket cost of goods and services used by the Company and its Subsidiaries and obtained from entities not Affiliated with the Advisor, including travel, meals and lodging expenses incurred by the Advisor in performing duties associated with the acquisition or origination of Properties, Loans or other Permitted Investments;

(d)  Interest and other costs for borrowed money, including discounts, points and other similar fees;

(e)  Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its Subsidiaries and their business, assets or income;

(f)  Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Directors or by its Subsidiaries;

(g)  Expenses of managing, improving, developing, operating and selling Properties, Loans and other Permitted Investments owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Properties, Loans and other Permitted Investments, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments;

(h)  All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(i)  Personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services described in Article 3 hereof, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, provided that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees perform services for which the Advisor receives Acquisition Fees, Disposition Fees or Debt Financing Fees;

(j)  Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(k)  Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and its Subsidiaries and all such fees incurred at the request, or on behalf of, the Board, the Conflicts Committee or any other committee of the Board;

(l)  Out-of-pocket costs for the Company and its Subsidiaries to comply with all applicable laws, regulations and ordinances;

(m)  Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders;

(n)  Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Charter or the Bylaws; and

(o)  All other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

9.02 Timing of and Additional Limitations on Reimbursements.

(i)  Expenses incurred by the Advisor on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.

(ii)  The Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses to exceed 15% of the Gross Proceeds raised as of the date of the reimbursement and provided further that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses exceeding 15% of the Gross Proceeds raised in the completed Offering; the Company shall not reimburse the Advisor for any Organization and Offering Expenses that the Conflicts Committee determines are not fair and commercially reasonable to the Company.

(iii)  Notwithstanding anything else in this Article 9 to the contrary, the expenses enumerated in this Article 9 shall not become reimbursable to the Advisor unless and until (A) with respect to expenses incurred prior to the declaration of effectiveness of the Registration Statement, the Company has raised $1 million in one or more Private Placements and (B) with respect to expenses subject to reimbursement under Section 9.01(ii), the Company has raised $2 million in the Initial Public Offering.

(iv)  Commencing four fiscal quarters after the earlier to occur of (i) the Company’s acquisition of an asset or, (ii) the date that is six months after the commencement of the Initial Public Offering, the following limitation on Operating Expenses shall apply:   The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Conflicts Committee determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

ARTICLE 10

VOTING AGREEMENT

The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, the Advisor will not vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor or (ii) any transaction between the Company or its Subsidiaries and the Advisor or any of its Affiliates.  This voting restriction shall survive until such time that the Advisor is both no longer serving as such and is no longer an Affiliate of the Company.

ARTICLE 11

RELATIONSHIP OF ADVISOR AND COMPANY;

OTHER ACTIVITIES OF THE ADVISOR

11.01 Relationship.  The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

11.02 Time Commitment.  The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

11.03 Investment Opportunities and Allocation.  The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company. In the event an investment opportunity is located, the allocation procedure set forth under the captions “Conflicts of Interest – Certain Conflict Resolution Measures –

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities” and “Conflicts of Interest – Certain Conflict Resolution Measures – Allocation of Investment Opportunities” in the Registration Statement and private placement memorandum of the Company shall govern the allocation of the opportunity among the Company and Affiliates of the Advisor.

ARTICLE 12OPPORTUNITY

THE RESOURCE REAL ESTATE OPPORTUNITY NAME

The Advisor and its Affiliates have a proprietary interest in the name “RESOURCE REAL ESTATE OPPORTUNITY.”  The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “RESOURCE REAL ESTATE OPPORTUNITY” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the name “RESOURCE REAL ESTATE OPPORTUNITY” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “RESOURCE REAL ESTATE OPPORTUNITY” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates.  At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “RESOURCE REAL ESTATE OPPORTUNITY.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “RESOURCE REAL ESTATE OPPORTUNITY” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company.

ARTICLE 13

TERM AND TERMINATION OF THE AGREEMENT

13.01 Term.  This Agreement shall have an initial term of one year from the date hereof and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year.  Any such renewal must be approved by the Conflicts Committee.

13.02 Termination by Either Party.  This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Company (acting through the

Conflicts Committee) or the Advisor.  The provisions of Articles 1, 10, 12, 13, 15 and 17 shall survive termination of this Agreement.

13.03 Payments on Termination . Payments to the Advisor pursuant to this Section 13.03 shall be subject to the 2%/25% Guidelines to the extent applicable.    After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement.

13.04 Duties of Advisor Upon Termination. The Advisor shall promptly upon termination:

(i)  pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)  deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)  deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

(iv)  cooperate with the Company to provide an orderly transition of advisory functions.

ARTICLE 14

ASSIGNMENT

This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

ARTICLE 15

INDEMNIFICATION AND LIMITATION OF LIABILITY

15.01 Indemnification.  Except as prohibited by the restrictions provided in this Section 15.01, Section 15.02 and Section 15.03, the Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

Notwithstanding the foregoing, the Company shall not indemnify the Advisors or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

15.02 Limitation on Indemnification.  Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(i)	The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.
(ii)	The Advisor or its Affiliates were acting on behalf of or performing services for the Company.
(iii)	Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.

15.03 Limitation on Payment of Expenses.  The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisors or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c)  the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the

Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.

ARTICLE 16

GUARANTEE

Resource Real Estate, LLC, the ultimate parent company of the Advisor (the “Guarantor”) will in all respects guarantee the due and proper performance of the services to be provided under this Agreement by the Advisor, which guarantee shall extend to include any renewal or amendment to this Agreement, provided Guarantor’s obligations are not materially increased by such renewal or amendment without the Guarantor’s consent, such consent not to be unreasonably withheld.  If the Advisor fails to perform all or any of its obligations, duties, undertakings, and covenants to provide services (collectively, the “Guaranteed Obligations”) under this Agreement (unless relieved from the performance of any part of this Agreement by statute, by the decision of a court or tribunal of competent jurisdiction or by waiver of the Company), upon written notice from the Company, the Guarantor shall perform or cause to be performed such Guaranteed Obligations.  This guarantee is a guarantee of performance of the Guaranteed Obligations and not of payment of any liabilities of the Advisor.  The termination of the Advisor shall constitute a termination of this guarantee.  This guarantee will be applicable to and binding upon the successors and assigns of Guarantor.

ARTICLE 17

MISCELLANEOUS

17.01 Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company or the Board:

Resource Real Estate Opportunity REIT, Inc.

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

Resource Real Estate Opportunity Advisor, LLC

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 17.01.

17.02 Modification.  This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

17.03 Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

17.04 Construction.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

17.05 Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

17.06 Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.07 Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

17.08 Titles Not to Affect Interpretation.  The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

17.09 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

   By:  /s/ Alan F. Feldman________________

         Alan F. Feldman, Chief Executive Officer

RESOURCE REAL ESTATE OPPORTUNITY ADVISOR, LLC

   By: /s/ George E. Carleton________________________

         George E. Carleton, President

RESOURCE REAL ESTATE, LLC, with respect to Article 16

   By: /s/ Alan F. Feldman__________________________

         Alan F. Feldman, Chief Executive Officer
         and President

[Signature Page to Fourth Amended and Restated Advisory Agreement between Resource Real Estate Opportunity REIT, Inc. and Resource Real Estate Opportunity Advisor, LLC]